EXHIBIT 10.66

                              EMPLOYMENT EXTENSION
                                    AGREEMENT

This Employment Extension Agreement (the "Extension") is made and entered on this 30th day of August 2004 by and between Imaging Diagnostic systems, Inc. (the "Company") and Allan L. Schwartz (the "Executive") to extend an Employment Agreement previous entered into by the Company and the Executive on August 30, 1999 (the "Agreement"), which is attached hereto.

Now, therefore, it is agreed as follows:

     1. The above-described Agreement is hereby extended for a period of one year commencing on August 30, 2004 and ending on August 30, 2005.
     2. The Company will pay the Executive an annual salary of $185,000 during the term of this Extension.
     3. The Executive shall receive options to purchase up to an aggregate of 500,000 shares of the Company's common stock at an exercise price of $0.30 per share, in accordance with the Company's 2004 Non-Statutory Stock Option Plan. These options shall vest on August 30, 2005.
     4. All terms, provisions and covenants of the above-described Agreement shall remain in full force for the duration of the extended term, except as noted.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


Imaging Diagnostic Systems, Inc.              Executive


/s/ Jay S. Bendis                             /s/ Allan L. Schwartz
------------------------------------          ----------------------------
Jay Bendis, Co-Chairman of the Board          Allan L. Schwartz




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                             STOCK OPTION AGREEMENT
                     (2004 Non-Statutory Stock Option Plan)

Imaging Diagnostic Systems, Inc. (the "Company"), desiring to afford an opportunity to the Grantee named below to purchase certain shares of common stock of the Company's, to provide the Grantee with an added incentive as an employee, director or consultant of the Company hereby grants to Grantee, and the Grantee hereby accepts, an option to purchase the number of such shares optioned as specified below, during the term ending at midnight (prevailing local time at the Company's principal offices) on the expiration date of this Option specified below, at the option exercise price specified below, subject to and upon the following terms and conditions:

         1. Identifying Provisions: As used in this Option, the following terms shall have the following respective meanings.

         (a)      Grantee:   Allan L. Schwartz

         (b) Date of grant: August 30, 2004

         (c) Number of shares optioned: 500,000

         (d) Option exercise price per share: $0.30

         (e) Expiration Date: August 30, 2014

     This Option is not intended to be an incentive stock option pursuant to
Section 422 of the Internal Revenue Code ("Sec. 422 Qualified Shares").

         2. Timing of Purchases:

(a) August 30, 2005: 500,000


         3. Restrictions on Exercise: The following additional provisions shall apply to the exercise of this Option:

                  Termination of Employment. If the Grantee's employment by the Company or any of its subsidiaries is terminated for any reason other than death only that portion of this Option exercisable at the time of such termination of employment may thereafter be exercised, and it may not be exercised more than three months after such termination or after the expiration date of this Option, whichever date is sooner, except as provided for in the Grantees' Employment Agreement.

                    (ii) Death of Grantee. If the Grantee shall die during the term of this Option, the Grantee's legal representative or representatives, or the person or persons entitled to do so under the Grantee's last will and testament or under applicable intestate laws, shall have the right to exercise this Option, but only for the number of shares as to which the Grantee was entitled to exercise this Option in accordance with Section 2 hereof on the date of his death, and such right shall expire and this Option shall terminate one
(1) year after the date of the Grantee's death or on the expiration date of this Option, whichever date is sooner. In all other respects, this Option shall terminate upon such death.

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                  (iii) Continuity of Employment. This Option shall not be
exercisable by the Grantee in any part unless at all times beginning with the date of grant and ending no more than one year prior to the date of exercise, the Grantee has, except for military service leave, sick leave or other bona fide leave of absence (such as temporary employment by the United States Government) been in the continuous employ of the Company, except that such period shall be one (1) year following any termination of the Grantee's employment by reason of his permanent and total disability.

         4. Non-Transferable. The Grantee may not transfer his Option except by will or the laws of descent and distribution. This Option shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercisable during the Grantee's lifetime only by the Grantee or his guardian or legal representative.

         5. Adjustments and Corporate Reorganization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of any Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Committee and give each Grantee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of the proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation in a transaction in which the Company is not the survivor, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Grantee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Committee makes an Option fully exercisable in lieu of assumption or substitution in the event of such a merger or sale of assets, the Committee shall notify the Grantee that the Option shall be fully exercisable for a period of 30 days from the date of such notice, and the Option will terminate upon the expiration of such period.


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         6. Exercise, Payment For and Delivery of Stock: This Option may be
exercised by the Grantee or other person then entitled to exercise it by giving four business days' written notice of exercise to the Company specifying the number of shares to be purchased and the total purchase price. The option price shall become immediately due upon exercise of the option and, subject to the instrument evidencing the grant, shall be payable in one of the following alternative forms specified below:

(a) full payment in cash or check drawn to the Company's order;

(b) full payment in shares of Common Stock held for at least six (6) months and valued at fair market value on the Exercise Date (as such term is defined below);

(c) full payment in a combination of shares of Common Stock held for at least six (6) months and valued at fair market value on the Exercise Date and cash or check; or

(d) full payment through a broker-dealer sale and remittance procedure provided that sale of the Optioned stock is permitted as a result of an effective registration statement under the Securities Act of 1933, as amended, and compliance with all applicable securities laws, pursuant to which the Grantee
(i) shall provide irrevocable written instructions to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income taxes required to be withheld by the Company in connection with such purchase and (ii) shall provide written directives to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

For purposes of this subparagraph (2), the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Company. Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

The fair market value per share of Common Stock on any relevant date under the Plan shall be determined in accordance with the following provisions:

 (a) If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded on the Nasdaq National Market, the fair market value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market System or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value.

 (b) If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.


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 (c) If the Common Stock is quoted on the Nasdaq Small Cap Market, or any similar system of automated dissemination of quotations of securities process in common use, the fair market value shall be the mean between the closing bid and asked quotations for the Common Stock on such date.

 (d) If neither clause (a), (b) or (c) is applicable, then the fair market value shall be the mean between the closing bid and asked quotations for the Common Stock as reported by the National Quotation Bureau, Inc., if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding business days.

         7. Rights in Shares Before Issuance and Delivery. No person shall be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to such person as fully paid shares.

         8. Requirements of Law and of Stock Exchanges. By accepting this Option, the Grantee represents and agrees for himself and his transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933 is in effect as to shares purchased upon any exercise of this Option, (i) any and all shares so purchased shall be acquired for his personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for his personal account and not with view to or for sale in connection with any distribution.

         No certificate or certificates for shares of stock purchased upon exercise of this Option shall be issued and delivered unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur liability under any federal, state or other securities law, any requirement of any securities exchange listing agreement to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

         9. Stock Option Plan. This Option is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of the Company's 2004 Non-Statutory Stock Option Plan under which this Option was granted, as the same shall have been amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the Grantee, without his consent, of this Option or any of his rights hereunder. Pursuant to said Plan, the board of directors of the Company or its Committee established for such purposes is vested with final authority to interpret and construe the Plan and this Option, and is authorized to adopt rules and regulations for carrying out the Plan. A copy of the Plan in its present form is available for inspection during business hours by the Grantee or other persons entitled to exercise this Option at the Company's principal office.

        10. Notices. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto or at such other address as the Grantee may hereafter designate in writing to the company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry of certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.


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         11. Laws Applicable to Construction. This Agreement has been executed and delivered by the Company in the State of Florida, and this Agreement shall be construed and enforced in accordance with the laws of said State.

 IN WITNESS WHEREOF, the Company has granted this Option on August 30, 2004;

IMAGING DIAGNOSTIC SYSTEMS, INC.                ACCEPTED





/s/ Jay S. Bendis                                    /s/  Allan L. Schwartz

------------------------------                       ------------------
By: Jay S. Bendis, Co-Chairman of the Board           By:  Allan L. Schwartz
and Chairman of the Compensation Committee.



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